UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 7, 2008

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On July 7, 2008, the Public Service Commission of Wisconsin ("PSCW") issued a Final Decision approving a retail electric rate increase for Wisconsin Electric Power Company ("Wisconsin Electric") of $118.9 million (5.1%) to recover significant increases in fuel costs. The PSCW had approved an interim increase of $76.9 million (3.3%) on April 14, 2008. The increase in fuel costs is being driven primarily by (i) increases in the price of natural gas and (ii) the higher cost of transporting coal by rail as a result of increases in the cost of diesel fuel. The increased rates were effective July 8, 2008. The revenues that Wisconsin Electric collects as a result of this Final Decision are subject to refund with interest at a rate of 10.75%, Wisconsin Electric's authorized rate of return, if the fuel costs recovered in rates exceed actual fuel costs for calendar year 2008.

In addition, on July 10, 2008, the PSCW issued a Final Decision granting Wisconsin Electric authority to construct wet flue gas desulfurization and selective catalytic reduction facilities at Units 5, 6, 7 and 8 at its Oak Creek Power Plant, at an estimated cost of $830 million, including Allowance For Funds Used During Construction. The cost of constructing these facilities has been included in our previous estimates of the costs to implement the Consent Decree with the United States Environmental Protection Agency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/Stephen P. Dickson
Date: July 11, 2008	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/Stephen P. Dickson
Date: July 11, 2008	Stephen P. Dickson - Vice President and Controller